UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – May 12, 2009

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

RF Monolithics, Inc., the Company, or we, entered into a Limited Forbearance Agreement and Fourth Amendment to Amended and Restated Credit and Security Agreement, or Forbearance Agreement, as of May 12, 2009, with our senior lender in connection with the Amended and Restated Credit and Security Agreement dated August 29, 2007, as amended, or Credit Agreement, between our senior lender and us.

As previously reported on April 2, 2009, the Company’s results of operations for our second quarter ended February 28, 2009 resulted in our non-compliance with several financial covenants under the Credit Agreement.  The material effects of our non-compliance were previously reported in the April 2, 2009 disclosure.

Under the Forbearance Agreement, we will continue to have access to available funds under the revolving line of credit, subject to compliance with provisions of the Forbearance Agreement and the Credit Agreement, including monthly net income covenants.  Quarterly debt service coverage and quarterly net income covenants have been suspended through July 31, 2009, and our quarterly stop loss covenant has been eliminated.

The Forbearance Agreement provides that, subject to its terms and conditions, our senior lender will forbear exercising certain of its rights and remedies resulting from the aforementioned non-compliance until the earlier of (i) a date on which we breach our obligations, or are in default, under the Forbearance Agreement or Credit Agreement, (ii) our creditors take or threaten enforcement action, or (ii) July 31, 2009.

The Forbearance Agreement provides for a phased reduction in the inventory portion of the borrowing base, and revises interest charges so that they are in all cases a floating LIBOR (for three-month delivery of funds) plus 750 basis points.  The maximum amount that we may borrow was reduced from $11 million to $6 million, and we confirmed the lender’s previous institution of a permanent borrowing base reserve of $233,500.

Based on information available to Company, we believe that we can comply with this Forbearance Agreement and Credit Agreement during the forbearance term and it will provide sufficient funds to operate the business.

A copy of the executed Forbearance Agreement will be filed as an exhibit to the Company’s Form 10-Q for the fiscal third quarter ended May 31, 2009, which is expected to be filed on or about July 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	May 14, 2009